UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A
(Rule 14a-101)

________________

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AUGMEDIX, INC.
(Name of Registrant as Specified in its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AUGMEDIX, INC.
111 Sutter Street, Suite 1300, San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 13, 2023

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Augmedix, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on July 13, 2023 at 9:00 a.m. Pacific Time at the Company’s offices at 111 Sutter Street, Suite 1300, San Francisco, California 94104 to conduct the following business:

1.      To elect the three Class III director nominees named in the proxy statement to our board of directors;

2.      To authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock, including shares issuable upon the exercise of warrants, pursuant to the Company’s Equity Line of Credit (as defined herein) (the “ELOC Issuance Proposal”);

3.      To authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the adjustment to the exercise price of the SVB Warrant (as defined herein) (the “Warrant Exercise Price Adjustment Proposal”);

4.      To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023; and

5.      To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record and beneficial owners of our common stock at the close of business on June 16, 2023 are eligible to attend and vote at the Annual Meeting or any adjournment thereof.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting.

By Order of the Board of Directors

Emmanuel Krakaris
President, Chief Executive Officer, Secretary and Director

San Francisco, California
June 26, 2023

If you are a stockholder of record or a beneficial owners of our common stock at the close of business on June 16, 2023, you are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card or voting instruction form mailed to you, or vote over the telephone or the internet as instructed in these materials or materials provided by your broker, bank or other agent, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

i

AUGMEDIX, INC.
111 Sutter Street, Suite 1300, San Francisco, California 94104

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
July 13, 2023

INTRODUCTION

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Augmedix, Inc. (“Augmedix,” “we,” “us,” “our,” and the “Company”) will be held on July 13, 2023 at 9:00 a.m. Pacific Time at 111 Sutter Street, Suite 1300, San Francisco, California 94104.

Your proxy materials will include a unique control number to be used at www.proxyvote.com to vote your shares. If you have any questions about www.proxyvote.com or your control number, please contact the bank, broker, or other organization that holds your shares. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

Even if you successfully register and plan on attending the Annual Meeting in person, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the Annual Meeting.

CORPORATE INFORMATION

We were incorporated in the State of Delaware as Malo Holdings Corporation on December 27, 2018. On October 5, 2020, our wholly-owned subsidiary August Acquisition Corp., a Delaware corporation (the “Acquisition Sub”), merged with and into Augmedix, Inc., a Delaware corporation (“Private Augmedix”) formed on April 30, 2013 (the “Merger”). Following the Merger, Private Augmedix was the surviving entity and became our wholly-owned subsidiary, and all of the outstanding shares of common and preferred stock of Private Augmedix were converted into shares of our common stock. The business of Private Augmedix became our business as a result of the Merger. On October 5, 2020, our board of directors and all of our pre-Merger stockholders approved a restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on October 5, 2020 and through which we changed our name to “Augmedix, Inc.”

Our common stock is currently listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AUGX”.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. Our disclosure set forth in this proxy statement complies with the Jumpstart Our Business Startups Act of 2012, including the scaled down compensation disclosures for a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain a small reporting company for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What is the purpose of this proxy statement?

The board of directors of the Company (the “Board of Directors” or “Board”) is soliciting a proxy from each holder of our common stock to vote on the items to be considered at the Annual Meeting, scheduled to take place on July 13, 2023, or at any adjournment or postponement of the Annual Meeting.

We are first mailing or making available to stockholders this proxy statement and related materials on or about June 26, 2023.

Why did members of my household only receive one copy of the proxy materials even though multiple stockholders live here?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Many brokers with account holders who are Augmedix stockholders will be “householding” the Company’s proxy materials. A single copy of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the proxy materials, please notify your broker or Augmedix. Direct your request to Augmedix, Inc., 111 Sutter Street, Suite 1300, San Francisco, California 94104, Attention: Corporate Secretary or call (888) 669-4885. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

How do I attend the Annual Meeting?

The meeting will be held on July 13, 2023 at 9:00 a.m. Pacific Time at 111 Sutter Street, Suite 1300, San Francisco, California 94104. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 16, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 40,992,685 shares of our common stock outstanding and entitled to vote. A list of registered stockholders entitled to vote at the meeting will be available at Augmedix’s offices, 111 Sutter Street, Suite 1300, San Francisco, California 94104 during the ten days prior to the meeting. A list of stockholders of record will also be available during the meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at the meeting location at 111 Sutter Street, Suite 1300, San Francisco, California 94014.

Stockholder of Record: Shares Registered in Your Name

If on June 16, 2023 your shares were registered directly in your name with Augmedix’s transfer agent, VStock Transfer, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 16, 2023 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. If you would like the ability to vote at the Annual Meeting, please follow the instructions from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•        The election of three Class III director nominees named in the proxy statement to the Board (Proposal 1);

•        To authorize the ELOC Issuance Proposal (Proposal 2);

•        To authorize the Warrant Exercise Price Adjustment Proposal (Proposal 3); and

•        To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023 (Proposal 4).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the three Class III director nominees named in the proxy statement to the Board or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote during the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote during the Annual Meeting even if you have already voted by proxy.

•        To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•        To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If we receive your signed proxy card by 11:59 p.m., Pacific Time on July 12, 2023, we will vote your shares as you direct.

•        To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the unique control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Pacific Time on July 12, 2023 to be counted.

•        To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., Pacific Time on July 12, 2023 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions from that organization rather than from Augmedix. Simply follow such voting instructions to ensure that your vote is counted. To vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your computing device and internet access, such as the cost of such device and the software thereon and usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock you owned as of as of the close of business on June 16, 2023.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet by the relevant deadline or during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three Class III director nominees named in the proxy statement to the Board, “For” the authorization of the ELOC Issuance Proposal, “For” the authorization of the Warrant Exercise Price Adjustment Proposal, and “For” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion with respect to Proposal 4. Your broker, bank or other agent cannot vote on Proposals 1, 2, and 3 without your instruction.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on all proxy cards to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to Augmedix’s Corporate Secretary at 111 Sutter Street, Suite 1300, San Francisco, California 94104 a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone, or by voting in person during the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be in proper form pursuant to Rule 14a-8 of the Exchange Act and received by the Corporate Secretary of the Company in writing by February 27, 2024 (assuming a June 26, 2023 mailing date of these proxy materials), at 111 Sutter Street, Suite 1300, San Francisco, California 94104. If you wish to submit a proposal (including a director nomination) at our 2023 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than the close of business on the one hundred and fifth (105th) day, nor later than the close of business on the seventy fifth (75th) day, prior to the first anniversary of the date of this Annual Meeting; provided, however, that if our 2023 Annual Meeting of Stockholders is held more than 30 days before or more than 60 days after July 13, 2024, notice by the stockholder must be received no earlier than 5:00 p.m. Eastern Time on the one hundred and fifth (105th) day prior to such annual meeting and no later than 5:00 p.m. Eastern time on the later of the ninetieth (90th) day prior to such annual meeting or 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made in order for such notice to be timely.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1 (election of directors), votes “For,” “Withhold” and broker non-votes; for Proposal 2 (approval of ELOC Issuance Proposal), votes “For,” “Against,” or “Abstain;” for Proposal 3 (approval of Warrant Exercise Price Adjustment Proposal), votes “For,” “Against,” or “Abstain;” and for Proposal 4 (ratification of auditors), votes “For,” “Against,” or “Abstain.”

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other agent holding the shares as to how to vote on a non-routine matter, the broker, bank or other agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposal 4 is considered to be routine and, therefore, we do not expect broker non-votes in connection with that proposal.

As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent holding the shares by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

On each proposal to be voted upon, stockholders have one vote for each share of our common stock owned as of the Record Date. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Withheld Votes and Abstentions	Effect of Broker Non-Votes
1	The election of the three Class III director nominees named in the proxy statement to the Board.

Nominees receiving the most FOR votes will be elected as directors.

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.

			Withheld votes have no effect.	None.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Withheld Votes and Abstentions	Effect of Broker Non-Votes
2	Approval of ELOC Issuance Proposal.	FOR votes from the holders of a majority of shares of stock entitled to vote on the matter that are present in person or represented by proxy and are voted for or against the matter.	Abstentions will have no effect.	None.
3	Approval of Warrant Exercise Price Adjustment Proposal.	FOR votes from the holders of a majority of shares of stock entitled to vote on the matter that are present in person or represented by proxy and are voted for or against the matter.	Abstentions will have no effect.	None.
4	Ratification of the selection of Grant Thornton LLP as our Independent Registered Public Accounting Firm for 2023	FOR votes from the holders of a majority of shares of stock entitled to vote on the matter that are present in person or represented by proxy and are voted for or against the matter.	Abstentions will have no effect.	Not Applicable. Broker non-votes will have no effect because the ratification of appointment of auditors is based on the votes actually cast.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our then outstanding shares of our common stock entitled to vote are present at the Annual Meeting or represented by proxy. On the Record Date, there were 40,992,685 shares issued and outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. If there is no quorum, the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1 — ELECTION OF DIRECTORS

Augmedix’s Board is divided into three classes of directors, each serving staggered three-year terms. The Board currently consists of nine directors, three of whom have terms expiring at the Annual Meeting. The nominees, each of whom is currently serving as a Class III director, have been recommended by the Board for re-election to serve as directors for three-year terms until the 2026 Annual Meeting and until their successors are duly elected and qualified.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board may also decrease the size of the Board.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2026 ANNUAL MEETING

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with the Company currently held by the director.

Name	Age(1)	Title	Director Since
Jason Krikorian	51	Director	2017
Margie L. Traylor	59	Director	2021
Robert Faulkner	60	Director	2023

____________

(1)      Age as of June 19, 2023.

Set forth below are descriptions of the backgrounds and principal occupations of each of Mr. Krikorian, Ms. Traylor and Mr. Faulkner the period during which he or she has served as a director.

Jason Krikorian (51) has served as a member of our board of directors since May 2017. He is also currently General Partner at DCM, where he has served since July 2010, as well as a member of the board of directors of Matterport, Inc. since June 2014, Shift Technologies, Inc. since September 2018 and Playstudios, Inc. since June 2021. Prior to joining DCM, Mr. Krikorian co-founded Sling Media, Inc., a digital media and device company. Mr. Krikorian holds a B.A. in Psychology from the University of California, Berkeley, a J.D. from the University of Virginia School of Law, and a M.B.A. from the University of Virginia Darden School of Business. We believe that Mr. Krikorian is qualified to serve on our board of directors due to his expertise as an entrepreneur and venture capital investor in technology companies.

Margie L. Traylor (59) has served as a member of our board of directors since May 2021. Ms. Traylor co-founded August United, an influencer marketing agency and Tailwind, a performance media consultancy that were sold to Cheil Worldwide in 2022. Ms. Traylor previously served for 14 years as a board member of HonorHealth, a non-profit healthcare system, and serves on its Strategic Planning, Executive and Compensation, Quality, Audit and Medical Staff Planning and Partnership Committees. Ms. Traylor holds a Master of Healthcare Innovation from the Arizona State University College of Nursing and Health Innovation and a B.S. in Accounting from the Arizona State University, W. P. Carey School of Business. Her prior corporate leadership roles include E-Commerce Vice President, Controller, PwC Auditor, and CPA for public and private companies with $500M to $5B in revenues. We believe Ms. Traylor is qualified to serve on our board of directors due to her extensive knowledge of health systems and experience as a CPA, entrepreneur, and chief executive officer.

Robert Faulkner (60) has served as a member of our board of directors since April 2023. Mr. Faulkner has been a Managing Director at Redmile Group, LLC, a health care-focused investment firm, since February 2008. Mr. Faulkner has served on the board of directors of MedAvail Holdings, Inc. (“MedAvail”) since November 2020 and as chairman of MedAvail’s board of directors since January 2022, as well as the Chairman of the board of directors of Science 37 Holdings, Inc. since October 2021. Prior to Redmile, Mr. Faulkner was a sell-side equity analyst for 16 years, from 1992 to 2008, including at Hambrecht & Quist (now JPMorgan), Thomas Weisel Partners (now Stifel Financial Corp.) and SG Warburg & Co. (now UBS). Mr. Faulkner holds an A.B. from Harvard College and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe that Mr. Faulkner is qualified to serve on our Board based on his extensive strategic, investment and operational experience in the healthcare industry.

VOTE REQUIRED AND RECOMMENDATION

The Company’s directors are elected by plurality vote. For purposes of the vote on this proposal, withheld votes and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

CONTINUING DIRECTORS

Class I Directors with Terms Expiring at the 2024 Annual Meeting of Stockholders

William J. Febbo (54) has served as a member of our board of directors since March 2022. He is also currently Chief Executive Officer and Director of OptimizeRx (Nasdaq: OPRX), and continues to drive innovation in healthcare, leading the transformation of OptimizeRx into a leading digital health company that facilitates communication at the point-of-care for better health outcomes. Mr. Febbo previously served as Chief Operating Officer of Investment Banking at Merriman Capital and Chief Executive Officer of Digital Capital Network (“DCN”), a wholly owned subsidiary of Merriman Holdings. Prior to Merriman, Mr. Febbo was the Chief Executive Officer and Co-Founder of MedPanel, a market intelligence and communications provider to the life sciences and financial industries, which later was acquired by Merriman Capital. Mr. Febbo serves as a faculty member for Massachusetts Institute of Technology linQ program, a collaborative initiative increasing the potential of innovative biomedical research to benefit society and the economy and also serves on the board of the United Nations of Greater Boston and Modular Medical, Inc.

On January 29, 2018, FINRA accepted a Letter of Acceptance, Waiver and Consent (the “Consent”) submitted by William Febbo. Without admitting or denying the findings, Mr. Febbo consented to the sanctions and to the entry of findings that he permitted Merriman Capital, Inc. to conduct a securities business while below its net capital requirement. From August 2012 to October 2015, Mr. Febbo was the Financial and Operations Principal (FinOp) for a registered broker-dealer, Merriman Capital, Inc. (“Merriman”). During certain months while Mr. Febbo was FinOp, FINRA found that certain of Merriman’s net capital filings with FINRA were inaccurate because of the method by which Merriman calculated net capital and that, when corrected, it was retroactively determined that Merriman had operated below its minimum net capital requirements. Mr. Febbo, as FinOp, signed certain of these reports and was thus held responsible. Based on the Consent, in settlement, Mr. Febbo, who was then no longer registered with any broker-dealer, accepted a fine of $5,000, a 10-business day suspension from acting as FinOp for any FINRA member and required to requalify by examination for the Series 27 license before again acting in a FinOp capacity.

We believe that Mr. Febbo is qualified to serve on our board of directors due to his extensive experience as a chief executive officer, his considerable healthcare industry knowledge, and his experience as a public company executive.

Ian Shakil (39) is our founder and has been a member of our board of directors since April 2013. He previously served as Chairman of our board of directors from August 2018 to September 2020 and has served as our Chief Strategy Officer since October 2018. Prior to that, Mr. Shakil served as our Chief Executive Officer from April 2013 to October 2018. Mr. Shakil has also served as Advisor to Edwards Lifesciences Corporation since May 2019. Mr. Shakil has a B.S.E. in Biomedical Engineering from Duke University, and an M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Shakil is qualified to serve on our board of directors because he is our founder and former Chief Executive Officer and his business and technical experience in the healthcare industry.

Joseph W. Marks is also currently a Class I director on our board of directors. Mr. Marks has notified the Company that he will resign from our board of directors effective as of the date of the Company’s 2023 Annual Meeting of Stockholders. Mr. Marks plans to continue to advise the Company after his departure from the board of directors by serving as chair of the Company’s AI advisory council.

Class II Directors with Terms Expiring at the 2025 Annual Meeting of Stockholders

Emmanuel Krakaris (64) has served as our President, Chief Executive Officer, Secretary and as a member of our board of directors since October 2018. Before Mr. Krakaris was appointed as our President, Chief Executive Officer and Secretary, Mr. Krakaris served as an advisor to the board of directors from April 2018 to May 2018 and as our Chief Operating Officer from June 2018 to September 2018. Prior to joining us, Mr. Krakaris served as the Chief Executive Officer of Streetline, Inc. from August 2014 to February 2018 and as Chief Financial Officer and Chief Operating Officer from 2011 to August 2014. Mr. Krakaris also served as Chief Financial Officer of Command Audio Corporation from 1996 to 2011. Mr. Krakaris received a Bachelor of Commerce in Marketing and International

Business from McGill University, and a M.B.A. from the University of California, Berkeley, Haas School of Business. We believe that Mr. Krakaris is qualified to serve on our board of directors due to his extensive business experience as an executive officer and experience across a broad range of industries.

Roderick H. O’Reilly (61) has served as the Chair of our board of directors since March 2023. Mr. O’Reilly has spent more than 25 years in executive leadership, most recently as EVP and President of Change Healthcare’s Software and Analytics Division, and previously held numerous senior executive roles at McKesson Technology Solutions. Mr. O’Reilly has led organizations that span providers, hospitals and payers, and that provide solutions focused on driving better clinical and financial outcomes. Mr. O’Reilly holds an M.B.A. from the University of British Columbia and a B.B.A. in Economics and Finance from Simon Fraser University. We believe that Mr. O’Reilly is qualified to serve on our board of directors due to his extensive business experience as an executive officer and his extensive experience within the healthcare industry.

Laurie A.S. McGraw (59) has served as a member of our board of directors since March 2022. Ms. McGraw served as Senior Vice President, Health Solutions, a division of the American Medical Associations (“AMA”), where she was responsible for AMA’s data solutions used for innovation and standard-setting across the entire healthcare industry, which is a position she held from February 2016 to March 2022. Ms. McGraw serves on the board of MedAvail Holdings, Inc. From 2013 to 2015, Ms. McGraw served as Chief Executive Officer of Shareable Ink, a clinical documentation and data solutions company. From 2000 to 2013, Ms. McGraw served in various leadership roles at Allscripts including President, Enterprise Solutions and Chief Client Officer. She joined Allscripts when it was a $30 million company and oversaw its growth into a $1.5 billion company. Ms. McGraw also spent ten years as a development leader and head of client success at ChannelHealth/IDX before its sale to Allscripts. Ms. McGraw received a Sc. B. with honors from Brown University. We believe that Ms. McGraw is qualified to serve on our board of directors due to her significant business experience in high growth companies as an executive officer, her extensive healthcare industry knowledge, and due to her public company experience.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” ALL DIRECTOR NOMINEES

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Applicable rules of Nasdaq require a listed company’s board of directors to be comprised of a majority of the members of which are independent directors. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees, and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that all of our directors other than Emmanuel Krakaris and Ian Shakil are independent directors, as defined under applicable Nasdaq rules. In making such determination, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the association of any of our non-employee directors with the holders of more than 5% of our common stock.

There are no family relationships between any of our independent directors and executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Except as may be disclosed in the bios above, our directors or executive officers have not been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

BOARD LEADERSHIP STRUCTURE

Our Board has a Lead Independent Director, Laurie A. S. McGraw, who has the responsibility of presiding over executive sessions of the independent directors and such other powers and duties as may from time to time be assigned by the Board. We believe that having a Lead Independent Director creates an environment that is conducive to objective evaluation and oversight of managements’ performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in our best interests and those of our stockholders. Additionally, our Board has a non-executive Chair, Roderick H. O’Reilly, who has authority, among other things, to preside over Board meetings and stockholder meetings, and shall have such powers and duties as may from time to time be assigned by the Board. The Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of non-executive Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. As a result, we believe that having a Lead Independent Director and non-executive Chair can enhance the effectiveness of our Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and the Audit Committee has the responsibility to consider and discuss our major financial risk and enterprise exposures and the steps our management has taken to monitor or mitigate such exposures, including procedures and related policies with respect to risk assessment and risk management. The Audit Committee also reviews our information technology risk management and cybersecurity, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and respond to data breaches, and the Audit Committee is responsible for reviewing our programs for monitoring compliance with legal and regulatory requirements and major legal and regulatory compliance risk exposures.

MEETINGS OF THE BOARD

The Board met 9 times during 2022. The Compensation Committee met once in 2022. The Audit Committee met 8 times in 2022. The Nominating and Corporate Governance Committee did not meet in 2022 but conducted formal business at meetings of the full Board. Each Board member attended at least 75% of the meetings of the Board and the committees on which he or she served in 2022. The Augmedix independent directors met in executive sessions during fiscal year 2022, at which only independent directors were present. The then-serving Chair presided over executive sessions of our Board during 2022

ATTENDANCE AT ANNUAL MEETINGS

While we have no formal policy regarding director attendance at the annual meetings of stockholders, directors are encouraged to attend our annual meetings, if practicable. Seven out of eight of our then-serving directors attended our annual meeting held in 2022.

BOARD DIVERSITY

In August 2021, the Securities and Exchange Commission (“SEC”) approved the Nasdaq proposed rule to amend its listing rules related to board diversity. Rule 5605(f) (Diverse Board Representation) requires Nasdaq-listed companies, subject to certain exceptions, (1) to have at least one director who self-identifies as a female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the reporting company does not have at least two directors on its board who self-identify in the categories listed above. In addition, Rule 5606 (Board Diversity Disclosure) requires each Nasdaq-listed company, again subject to certain exceptions, to provide statistical information about such company’s Board of Directors, in a proposed uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. These listing rules are effective August 8, 2022 or the date the company files its 2022 proxy, whichever is later, the Company is making the requested disclosures in the uniform format proposed by Nasdaq, as set forth in the matrix below.

Board Diversity Matrix

Board Diversity Matrix (As of June 19, 2023)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Directors	2	7	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	1	0	0
LGBTQ+		1
Did not Disclose Demographic Background		0

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The following table provides the current committee membership for each of the Board committees.

Name	Audit	Compensation	Nominating and Corporate Governance
Emmanuel Krakaris
Roderick H. O’Reilly
Jason Krikorian	X	X (chair)
Joseph W. Marks, Ph.D.
Ian Shakil
Laurie A.S. McGraw	X		X
Margie L. Traylor	X (chair)		X
William J. Febbo		X	X (chair)
Robert Faulkner

Audit Committee

The Audit Committee is composed of Ms. Traylor, Mr. Krikorian and Ms. McGraw. Ms. Traylor is the chair of the Audit Committee. Each member of the Audit Committee is financially literate. The Board has determined that Ms. Traylor is an “audit committee financial expert” as the term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933 (“Securities Act”). The Audit Committee’s principal functions are to assist the Board in its oversight of:

•        selecting a firm to serve as our independent registered public accounting firm to audit our consolidated financial statements;

•        ensuring the independence of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•        establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•        considering the adequacy of our internal controls and internal audit function;

•        reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

•        approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The members of the audit committee meet the definition of independence under applicable Nasdaq rules.

A current copy of the Audit Committee charter is available on the Company’s website at https://ir.augmedix.com/corporate-governance/governance-documents.

Compensation Committee

The Compensation Committee is composed of Messrs. Krikorian and Febbo. Mr. Krikorian is the chair of the Compensation Committee. Each of Messrs. Krikorian and Febbo is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The functions of this committee include, among other things:

•        reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•        reviewing and approving, or recommending that our board of directors approve, the terms of any compensatory agreements with our executive officers;

•        reviewing and recommending to our board of directors the compensation of our directors;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•        establishing our overall compensation philosophy.

Without limiting the generality of this overall responsibility, the responsibilities of the Compensation Committee include annually reviewing and approving the goals and objectives to be considered in determining the compensation of our Chief Executive Officer (the “CEO”) and other executive officers. Based on this evaluation, the Compensation Committee will, together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation. Furthermore, based on this evaluation, including, as appropriate, an evaluation of our performance and/or consultation with the CEO, the Compensation Committee will have the sole authority, subject to an approval by the Board, to make decisions respecting the compensation of other executive officers. The Compensation Committee meets with the CEO at least annually to discuss our incentive compensation programs to be in effect for the other executive officers and our other employees.

The Compensation Committee has the sole authority, in consultation with the Nominating and Governance Committee, to recommend to the Board, for determination and approval by the Board, the form and amount of cash-based and equity-based compensation to be paid or awarded to our non-employee directors, including compensation for service on the Board or on committees of the Board.

In 2022, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Compensia, Inc. (the “Consultant”), a compensation consulting firm, as a compensation consultant. The Compensation Committee has assessed the Consultant’s independence and determined that the Consultant had no conflicts of interest in connection with its provisions of services to the Compensation Committee. Specifically, the Compensation Committee engaged the Consultant to provide market data, peer group analysis and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive officers and directors against compensation for similarly situated executives at our peer group. Our management did not have the ability to direct the Consultant’s work.

The Compensation Committee may from time to time as it deems appropriate and to the extent permitted under applicable law, the applicable Nasdaq rules, and our Certificate of Incorporation and Bylaws, form and delegate authority to subcommittees.

The members of the Compensation Committee meet the applicable Nasdaq and SEC rules regarding “independence” for membership on a compensation committee.

A current copy of the Compensation Committee charter is available on the Company’s website at https://ir.augmedix.com/corporate-governance/governance-documents.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Ms. Traylor, Mr. Febbo and Ms. McGraw. Mr. Febbo is the chair of the Nominating and Corporate Governance Committee. The functions of this committee include, among other things:

•        identifying and recommending candidates for membership on our board of directors;

•        recommending directors to serve on board committees;

•        reviewing and recommending to our board of directors any changes to our corporate governance principles;

•        reviewing proposed waivers of the code of conduct for directors and executive officers;

•        overseeing the process of evaluating the performance of our board of directors; and

•        advising our board of directors on corporate governance matters.

The members of the Nominating and Corporate Governance Committee meet the applicable Nasdaq and SEC rules regarding “independence” for membership on a nominating committee.

A current copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at https://ir.augmedix.com/corporate-governance/governance-documents.

The Board may from time to time establish other committees.

DIRECTOR RECRUITMENT AND NOMINATIONS

The Nominating and Corporate Governance Committee will consider director nominees recommended by our stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our Corporate Secretary at Augmedix, Inc. 111 Sutter Street, Suite 1300, San Francisco, California 94104, who will then forward it to the Nominating and Corporate Governance Committee. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (as amended from time to time) promulgated by the SEC, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our bylaws. See “Questions and Answers about These Proxy Materials and Voting — When are stockholder proposals and director nominations due for next year’s annual meeting?” for more information on these procedures. The Nominating and Corporate Governance Committee will consider and evaluate persons recommended by the stockholders in the same manner as it considers and evaluates other potential directors, including incumbent directors.

DIRECTOR QUALIFICATIONS

Our Board believes that its membership should consist of individuals with sufficiently diverse and independent backgrounds and with the appropriate expertise required to serve as a director of the Company. The Nominating and Corporate Governance Committee is responsible for ensuring that the Board meets this objective and is responsible for reviewing the qualifications of potential director candidates and recommending to the director candidates to be nominated for election to the Board. In evaluating director candidates and nominees, the Nominating and Corporate Governance Committee considers the following criteria: professional experience; education; skill; diversity; differences of viewpoint; other individual qualities and attributes that will positively contribute to the Board, including integrity and high ethical standards; industry experience; subject matter expertise; ability to express opinions, ask difficult questions and make informed, independent judgments; and the ability to devote sufficient time to prepare for and attend Board meetings. While the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee, we are actively seeking opportunities to enhance Board diversity.

CODE OF BUSINESS CONDUCT AND ETHICS

We are committed to ethical business practices and, accordingly, we have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all the members of our board of directors, officers and employees. Our Code of Conduct is available on our website at https://ir.augmedix.com/corporate-governance/governance-documents. We intend to disclose future amendments to certain portions of the Code of Conduct or waivers of such provisions granted to executive officers and directors on our website.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board expects that the views of our stockholders will be heard by the Board, its committees or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any committee of the Board, the independent directors as a group or any individual director may send communications directly to us at Augmedix, Inc., 111 Sutter Street, Suite 1300, San Francisco, California 94104, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

policies for hedging and other transactions involving company stock

Our insider trading policy provides that no person employed by us, including independent contractors and directors may engage in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts or contribute our securities to exchange funds that could be interpreted as having the effect of hedging in our securities.

Minimum Equity Hold of Independent Directors

Our Board requires that our independent directors hold equity in the Company with a value equal to three (3) times the then-current annual board cash retainer.

PROPOSAL 2 — ELOC ISSUANCE PROPOSAL

Background and Overview

Why We are Seeking Stockholder Approval of the ELOC Issuance Proposal

Pursuant to Nasdaq Rule 5635(d), stockholder approval is required prior to the issuance of securities in a transaction (or series of transactions aggregated for purposes of determining whether the threshold for shareholder approval has been triggered under rules of The Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”)), other than a public offering, involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for our common stock), which equals 20% or more of our common stock or 20% or more of the voting power outstanding before the issuance, at a price less than the lower of: (i) the closing price immediately preceding the signing of the binding agreement, or (ii) the average closing price of the our common stock for the five trading days immediately preceding the signing of the binding agreement for the transaction.

The Company has entered into a Securities Purchase Agreement (the “ELOC Purchase Agreement”) with RedCo II Master Fund, L.P. (“Redmile”), pursuant to which the Company may issue and sell to Redmile up to $5.0 million of the Company’s securities (the “Equity Line of Credit”). Previously, the Company had entered into a Securities Purchase Agreement (the “PIPE Purchase Agreement”) with Redmile and HINSIGHT-AUGX HOLDINGS, LLC (“HCA Healthcare,” and together with Redmile, the “PIPE Purchasers”), pursuant to which the Company sold to the PIPE purchasers common stock and warrants exercisable for our common stock equal to 19.9% of the shares of common stock outstanding before the transaction.

The transactions contemplated by the ELOC Purchase Agreement and the PIPE Purchase Agreement are aggregated for purposes of determining whether the threshold for shareholder approval has been triggered pursuant to Nasdaq Rule 5636(d). Accordingly, we will need to obtain stockholder approval to issue any shares of our common stock (or securities convertible into or exercisable for our common stock) pursuant to the ELOC Purchase Agreement so as to comply with the Nasdaq Listing Rules, and because the ELOC Purchase Agreement specifically provides that it shall not become effective until the requisite stockholder approval under the applicable Nasdaq Listing Rules is obtained.

ELOC Securities Purchase Agreement

On June 13, 2023, the Company entered into the ELOC Purchase Agreement with Redmile. Pursuant to the ELOC Purchase Agreement, the Company has the right, but not the obligation, to sell to Redmile, and Redmile is obligated to purchase, up to an aggregate of $5.0 million of: (i) newly issued shares (the “ELOC Shares”) of our common stock and (ii) non-voting pre-funded warrants (the “ELOC Warrants,” and together with the ELOC Shares, the “ELOC Securities”) exercisable for our common stock from time to time during the term of the agreement, subject to certain limitations and conditions.

The sale of the ELOC Securities by us to Redmile under the ELOC Purchase Agreement, if any, will occur from time to time at our sole discretion over period commencing on the 12-month anniversary of the ELOC Purchase Agreement and ending on the 18-month anniversary of the ELOC Purchase Agreement. During such time, we will have the right, but not the obligation, from time to time at our sole discretion, to direct Redmile to purchase certain amounts of our ELOC Securities that we specify in purchase notices that we deliver to Redmile under the ELOC Purchase Agreement at a purchase price equal to $1.60 per share; provided, however, that if the closing price of the Company’s common stock is below $1.60 for any consecutive five trading days at any time after the one year anniversary of the ELOC Purchase Agreement, Redmile will have the sole option to elect not to purchase any ELOC Securities pursuant to such purchase notice, or to purchase any amount of ELOC Securities equal to or less than the aggregate amount of ELOC Securities set forth in such purchase notice, at a purchase price to be mutually agreed upon by the Company and Redmile. For each purchase pursuant to a purchase notice, Redmile shall have the sole option to determine whether such ELOC Securities shall be in the form of ELOC Shares, ELOC Warrants or a combination thereof.

PIPE Securities Purchase Agreement

On April 19, 2023, the Company entered into the PIPE Purchase Agreement with the PIPE Purchasers, pursuant to which the Company sold to the PIPE Purchasers an aggregate of 3,125,000 shares (the “PIPE Shares”) of the Company’s common stock, pre-funded warrants (the “Pre-Funded PIPE Warrants”) to purchase up to

4,375,273 shares of our common stock, and breakeven warrants (the “Breakeven PIPE Warrants” and together with the PIPE Shares and the Pre-Funded PIPE Warrants, the “PIPE Securities”) to purchase up to 1,875,069 shares of our common stock.

The ELOC Securities shall be, and the PIPE Securities were, offered and sold in reliance on the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act. In connection with Redmile’s execution of the ELOC Purchase Agreement, Redmile represented to the Company that it is an “accredited investor”, as such term is defined in Regulation D (Rule 501) as promulgated by the SEC under the Securities Act and that the securities to be purchased by Redmile will be acquired solely for their own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law. Such securities shall not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Additional Information

This summary is intended to provide you with basic information concerning the proposed issuance, including with respect to the PIPE Purchase Agreement and the ELOC Purchase Agreement. The full text of PIPE Purchase Agreement and the ELOC Purchase Agreement were included as Exhibit 10.1 to the Company’s Form 8-K filed on April 20, 2023 and Exhibit 10.2 to the Company’s Form 8-K filed on June 14, 2023, respectively.

Effect on Current Stockholders if the ELOC Issuance Proposal is Approved

Each additional share of our common stock that would be issuable to Redmile, including those issuable pursuant to exercise of any ELOC Warrants, would have the same rights and privileges as each share of our currently outstanding common stock. The issuance of shares of our common stock to Redmile pursuant to the terms of the ELOC Securities Purchase Agreement will not affect the rights of the holders of our outstanding common stock, but such issuances will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders, and may result in a decline in our stock price or greater price volatility. Further, any sales in the public market of our shares of common stock issuable to Redmile could adversely affect prevailing market prices of our shares of common stock.

Effect on Current Stockholders if the ELOC Issuance Proposal is Not Approved

The Company is not seeking the approval of its stockholders to authorize its entry into the Securities Purchase Agreement or any related documents, as the Company has already done so and such documents already are binding obligations of the Company. The failure of the Company’s stockholders to approve the ELOC Issuance Proposal will not negate the existing terms of the documents, which will remain binding obligations of the Company.

If the stockholders do not approve the ELOC Issuance Proposal, the Company will be unable to issue any Purchase Shares or Purchase Warrants pursuant to the Equity Line of Credit. Although the Company does not anticipate utilizing the Equity Line of Credit, the Board and the management of the Company believe that the potential to utilize the Equity Line of Credit would provide the Company flexibility in how it implements its business plans and ultimately generates value for its stockholders.

Required Vote of Stockholders

The approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the Annual Meeting. The means that the approval requires the number of votes cast in favor exceeds the number of votes cast against approval of this proposal. Abstentions are not considered votes cast and will therefore have no effect on this proposal. Under applicable exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters (such as this proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3 — WARRANT EXERCISE PRICE ADJUSTMENT PROPOSAL

Background and Overview

Why We are Seeking Stockholder Approval of the Warrant Exercise Price Adjustment Proposal

Pursuant to Nasdaq Rule 5635(d), stockholder approval is required prior to the issuance of securities in a transaction (or series of transactions aggregated for purposes of determining whether the threshold for shareholder approval has been triggered under the Nasdaq Listing Rules), other than a public offering, involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for our common stock), which equals 20% or more of our common stock or 20% or more of the voting power outstanding before the issuance, at a price less than the lower of: (i) the closing price immediately preceding the signing of the binding agreement, or (ii) the average closing price of the our common stock for the five trading days immediately preceding the signing of the binding agreement for the transaction.

The Company has issued to Silicon Valley Bank (“SVB”) a warrant (the “SVB Warrant”) to purchase up to 190,330 shares of the Company’s common stock at an initial exercise price of $4.25 per share (the average closing price of our common stock for the five trading days immediately preceding the signing of the SVB Warrant), but which provides for automatic adjustment of the exercise price to $3.01 per share (the “Exercise Price Adjustment”) upon the Company obtaining shareholder approval of the Exercise Price Adjustment. As discussed in Proposal 2, the Company had previously entered into the PIPE Purchase Agreement with the PIPE Purchasers, pursuant to which the Company sold to the PIPE purchasers common stock and warrants exercisable for our common stock equal to 19.9% of the shares of common stock outstanding before the transaction.

The transactions contemplated by the SVB Warrant and the PIPE Purchase Agreement would be aggregated for such purposes if the exercise price of the SVB Warrant was lower than $4.25 per share, the average closing price of our common stock for the five trading days immediately preceding the signing of the SVB Warrant. Accordingly, we will need to obtain stockholder approval for the Exercise Price Adjustment to occur so as to comply with the Nasdaq Listing Rules, and because the SVB Warrant provides that the Exercise Price Adjustment shall automatically occur once the requisite stockholder approval under the applicable Nasdaq Listing Rules is obtained.

PIPE Securities Purchase Agreement

On April 19, 2023, the Company entered into the PIPE Purchase Agreement with the PIPE Purchasers, pursuant to which the Company sold to the PIPE Securities.

SVB Warrant

On June 13, 2023, in connection with the amendment of the Loan and Security Agreement (as amended, the “SVB Loan Agreement”), dated as of May 4, 2022, by and between the Company, Augmedix Operating Corporation and SVB, the Company issued the SVB Warrant to SVB. The initial exercise price of the SVB Warrant is $4.25 per share, which shall be automatically adjusted to $3.01 per share upon the Company obtaining shareholder approval of the Exercise Price Adjustment.

Additional Information

This summary is intended to provide you with basic information concerning the proposed issuance, including with respect to the PIPE Purchase Agreement, the SVB Warrant and the ELOC Purchase Agreement. The full text of PIPE Purchase Agreement and the SVB Warrant were included as Exhibit 10.1 to the Company’s Form 8-K filed on April 20, 2023 and Exhibit 4.1 to the Company’s Form 8-K filed on June 14, 2023, respectively.

Effect on Current Stockholders if the Warrant Exercise Price Adjustment Proposal is Approved

The Exercise Price Adjustment will not affect the rights of the holders of our outstanding common stock, and would only have a dilutive effect on the existing stockholders to the extent the SVB Warrant is net exercised.

Effect on Current Stockholders if the Warrant Exercise Price Adjustment Proposal is Not Approved

The Company is not seeking the approval of its stockholders to authorize its entry into the SVB Warrant or any related documents, as the Company has already done so and such documents already are binding obligations of the Company. The failure of the Company’s stockholders to approve the Warrant Exercise Price Adjustment Proposal will not negate the existing terms of the documents, which will remain binding obligations of the Company.

If the Stockholders do not approve the Warrant Exercise Price Adjustment Proposal, the Company will not be eligible for the extension of the Term Loan Amortization Date (as defined in the SVB Loan Agreement) to July 1, 2024.

Required Vote of Stockholders

The approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the Annual Meeting. The means that the approval requires the number of votes cast in favor exceeds the number of votes cast against approval of this proposal. Abstentions are not considered votes cast and will therefore have no effect on this proposal. Under applicable exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters (such as this proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Grant Thornton currently serves as the Company’s independent registered public accounting firm and audited our financial statements for the year ended December 31, 2022. In addition to performing the audit of the Company’s consolidated financial statements, Grant Thornton provided various other services during the year ended December 31, 2021. The Company’s Audit Committee has determined that Grant Thornton’s provision of these services, which are described below, does not impair Grant Thornton’s independence with respect to the Company.

The Audit Committee and the Board believe that the continued retention of Grant Thornton to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of Grant Thornton. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Audit and non-audit services to be provided by Grant Thornton are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers. Representatives of Grant Thornton are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fee of our independent registered public accounting firm.

“For” votes from holders of a majority of the shares of stock entitled to vote on the matter that are present in person or represented by proxy and are voted for or against the matter at the Annual Meeting is required to ratify the selection of Grant Thornton. Abstentions will count towards a quorum but will have no effect on the outcome of this Proposal 4.

Principal Accountant Fees and Services

The following table presents fees for professional services provided by Grant Thornton LLP (“Grant Thornton”), our principal independent registered public accounting firm for the year ended December 31, 2022, and by Frank Rimerman + Co. LLP (“Frank Rimerman”), our principal independent registered public accounting firm for the year ended December 31, 2021.

	Year Ended December 31,
	2022	2021
Audit Fees(1)	$453,242	$254,896
Audit-related Fees(2)	$—	$—
Tax Fees(3)	$—	$32,927
Other Fees(4)	$—	$—
Total Fees	$453,242	$287,823

____________

(1)      “Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)      “Audit-related fees” includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)      “Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.

(4)      “Other fees” includes fees for services other than the services reported in audit fees, audit-related fees and tax fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.

Disclosure of Changes in the Company’s Independent Registered Public Accounting Firm

As of August 17, 2022, Frank Rimerman was dismissed as the Company’s independent registered public accounting firm and Grant Thornton was engaged as the Company’s independent registered public accounting firm for the year ended December 31, 2022.

During the fiscal years ended December 31, 2020 and 2021, respectively, and the subsequent interim period through the date of Frank Rimerman’s dismissal, there were no disagreements with Frank Rimerman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Frank Rimerman, would have caused it to make reference to the subject matter thereof in connection with its report.

During the fiscal years ended December 31, 2020 and 2021 and the subsequent interim period through the date of Frank Rimerman’s dismissal, neither the Company nor anyone acting on its behalf consulted Grant Thornton regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

The Company provided Frank Rimerman with a copy of the Current Report on Form 8-K filed August 23, 2022 prior to the filing thereof and requested that Frank Rimerman furnish to the Company a letter addressed to the SEC stating whether Frank Rimerman agrees with the statements made by the Company under Item 4.01 therein. Frank Rimerman has furnished such letter, dated August 22, 2022, which stated that Frank Rimerman agrees with the statements under Item 4.01 contained therein as they relate to Frank Rimerman.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Submitted by the Audit Committee of the Board of Directors for the fiscal year ended December 31, 2022:

Margie Traylor

Jason Krikorian

Laurie McGraw

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 16, 2023:

•        each of our executive officers;

•        each of our directors;

•        all of our current directors and executive officers as a group; and

•        each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 40,992,685 shares of common stock outstanding as of June 16, 2023. Shares of common stock that a person has the right to acquire within 60 days of June 16, 2023 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Augmedix, Inc., 111 Sutter Street Suite 1300, San Francisco, CA 94104.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders
Entities affiliated with Redmile Group, LLC(1)	20,246,320	44.65%
Entities affiliated with DCM VI, L.P.(2)	4,458,415	10.87%
HINSIGHT-AUGX, LLC(3)	3,125,078	7.44%

Directors and Executive Officers
Emmanuel Krakaris(4)	1,998,377	4.65%
Jason Krikorian	52,632	*
Joseph W. Marks, Ph.D.(5)	125,070	*
Margie L. Traylor(6)	98,887	*
Ian Shakil(8)	953,977	2.29%
Sandra Breber(9)	485,888	1.17%
Jonathan Hawkins(9)	267,173	*
Paul Ginocchio(10)	420,993	1.02%
Saurav Chatterjee(11)	291,196	*
Laurie A. S. McGraw(12)	71,449	*
William J. Febbo(13)	190,985	*
Roderick H. O’Reilly	—	—
Robert Faulkner(1)	—	—
All expected directors and executive officers as a group (13 persons)(14)	4,956,627	10.97%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Consists of: (i) 521,140 shares of common stock held by Redmile Capital Fund, LP, (ii) 687,397 shares of common stock held by Redmile Capital Offshore II Master Fund, Ltd., (iii) 161,889 shares of common stock held by Redmile Capital Offshore Master Fund, Ltd., (iv) 32,914 shares of common stock held by Redmile Strategic Trading Sub, Ltd., (v) 6,218,238 shares of common stock and a warrant to purchase 917,414 shares of common stock held by Redmile Private Investments II, L.P.,

(vi) 1,758,749 shares of common stock and a warrant to purchase 573,384 shares of common stock held by RAF, L.P., (vii) 5,000,000 shares of common stock held by RedCo I, L.P., and (viii) 1,250,000 shares of common stock and a warrant to purchase 3,125,195 shares of common stock held by RedCo II Master Fund, L.P. Redmile is the investment manager/adviser to each of the private investment vehicles and separately managed accounts listed above (collectively, the “Redmile Funds”) and, in such capacity, exercises sole voting and investment power over all of the securities of the Company held by the Redmile Funds and may be deemed to be the beneficial owner of such securities. Jeremy C. Green serves as the managing member of Redmile and also may be deemed to be the beneficial owner of such securities. Redmile, Mr. Green and each Redmile Fund each disclaim beneficial ownership of such securities, except to the extent of its or their pecuniary interest therein, if any. Robert Faulkner is a Managing director of Redmile and serves as a member of our Board. The address of the above entities and persons is One Letterman Dr., Bldg D, Suite D3-300, San Francisco, CA 94129.

(2)      Consists of: (i) 4,168,918 shares of common stock held by DCM VI, L.P., (ii) 269,490 shares underlying warrants to purchase common stock held by DCM VI, L.P. and (ii) 20,007 shares of common stock held by A-Fund, L.P. The address of the above entities and Mr. Krikorian is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)      Consists of: (i) 1,875,000 shares of common stock and (ii) a warrant to purchase 1,250,078 shares of common stock. The address of HINSIGHT-AUGX HOLDINGS, LLC is One Park Plaza, Bldg. 1, Nashville, TN 37203.

(4)      Consists of: (i) 53,051 shares of common stock and (ii) 1,945,326 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(5)      Consists of: (i) 52,632 shares of common stock and (ii) 72,438 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(6)      Consists of: (i) 73,433 shares of common stock and (ii) 25,454 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(7)      Consists of: (i) 219,660 shares of common stock and (ii) 734,317 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(8)      Consists of: (i) 12,500 shares of common stock and (ii) 473,388 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(9)      Consists of 267,173 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(10)    Consists of: (i) 118,000 shares of common stock and (ii) 302,993 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(11)    Consists of 291,196 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(12)    Consists of: (i) 52,632 shares of common stock and (ii) 18,817 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(13)    Consists of: (i) 140,985 shares of common stock and (ii) 50,000 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

(14)    Consists of: (i) 775,525 shares of our common stock and (ii) 4,181,102 shares underlying options to purchase common stock that are exercisable within 60 days of June 16, 2023.

Executive Officers of the Company

The following table provides information regarding our executive officers as of June 19, 2023:

Name	Age	Positions
Executive Officers
Emmanuel Krakaris	64	President, Chief Executive Officer, Secretary and Director
Sandra Breber	65	Chief Operating Officer
Saurav Chatterjee	52	Chief Technology Officer
Jonathan Hawkins	53	Chief Revenue Officer
Paul Ginocchio	54	Chief Financial Officer
Ian Shakil	39	Chief Strategy Officer and Director

Set forth below are descriptions of the background of our executive officers. The biographies of our President, Chief Executive Officer, Secretary and Director, Emmanuel Krakaris, can be found under the heading “Continuing Directors — Class II Directors with Terms Expiring at the 2025 Annual Meeting” and our Chief Strategy Officer and Director, Ian Shakil, can be found under the heading “Continuing Directors — Class I Directors with Terms Expiring at the 2024 Annual Meeting of Stockholders”.

Sandra Breber has served as our Chief Operating Officer since March 2019, and prior to that served as an advisor to the Company from November 2018 to March 2019. Prior to joining us, Ms. Breber served as advisor to Snipp Interactive, Inc. from November 2018 to March 2019. Ms. Breber also served as President and Co-founder of Ziploop, Inc., from April 2013 to November 2018. Earlier in her career, Ms. Breber served as a Partner at Arthur Andersen L.L.P. Ms. Breber holds a Bachelor of Commerce in Accounting and Finance from McGill University.

Saurav Chatterjee has served as our Chief Technology Officer since November 2020. Prior to joining us, Mr. Chatterjee served as the Vice President of Engineering at Lumiata, Inc., from November 2019 to November 2020. Mr. Chatterjee also served as the Senior Director and Head Conversational AI at Asurion, Inc., from May 2014 to October 2019. From November 2010 to April 2014 Mr. Chatterjee was Chief Architect at Visa, where he developed Visa Checkout. Mr. Chatterjee holds a B.A. in Electrical Engineering and Computer Science from the University of California, Berkeley, and a PhD in Computer Engineering from Carnegie Mellon University.

Jonathan Hawkins has served as our Chief Revenue Officer since April 2019. Prior to joining us, Mr. Hawkins was Senior Vice President of Business Development, Sales and Marketing for Spry Health, Inc., a healthcare data analytics provider that identifies early signs of clinical deterioration in chronically-ill patients, from October 2017 to April 2019. Mr. Hawkins was also a Founding Investor and Advisor to The Batchery, a startup incubator and accelerator. Prior to that, Mr. Hawkins was Vice President of Business Development and Sales for MedeAnalytics, Inc., from May 2016 to October 2017. From November 2015 to March 2016, Mr. Hawkins served as a consultant to Cal INDEX, a non-profit health information exchange. Mr. Hawkins holds a B.A. in International Relations from Stanford University, and an M.B.A. from Harvard Business School.

Paul Ginocchio has served as our Chief Financial Officer since July 2020. Prior to joining us, from December 2019 to June 2020, Mr. Ginocchio served as an independent strategic advisor to multiple technology companies. Mr. Ginocchio previously served as Chief Financial Officer of Brightfield Strategies LLC., a workforce data and analytics company, from January 2017 to September 2019. Prior to that, Mr. Ginocchio served as an industry consultant and interim Chief Financial Officer from September 2016 to December 2016 for various companies. From November 1998 to May 2016, Mr. Ginocchio was Lead Analyst, then Managing Director of Information & Business Services Equity Research at Deutsche Bank AG. Mr. Ginocchio holds B.A. in Economics & Business Management from North Carolina State University, and a M.B.A. in Finance from Indiana University Kelley School of Business.

EXECUTIVE COMPENSATION

We became a public company in October 2020, and we are currently an emerging growth company. As an emerging growth company, we are not required to include a Compensation Discussion and Analysis in our executive compensation disclosure and have elected to comply with the disclosure requirements applicable to emerging growth companies and smaller reporting companies. The following tables and accompanying narrative disclosure set forth information about the compensation earned by our named executive officers during the year ended December 31, 2022. Our named executive officers, who are our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers as of December 31, 2022, were:

•        Emmanuel Krakaris, President, Chief Executive Officer and Secretary;

•        Sandra Breber, Chief Operating Officer; and

•        Saurav Chatterjee, Chief Technology Officer.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for fiscal 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Emmanuel Krakaris	2022	450,000	423,150	280,000	4,334	1,157,484
President, Chief Executive Officer and Secretary	2021	400,000	1,072,139	280,000	3,536	1,755,675
Sandra Breber,	2022	350,000	293,396	93,000	3,050	736,396
Chief Operating Officer	2021	310,000	215,106	116,250	2,900	644,256
Saurav Chatterjee,	2022	345,000	195,302	90,000	3,050	633,352
Chief Technology Officer	2021	300,000	552,882	112,500	2,900	968,282

____________

(1)      Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during fiscal 2022 and 2021 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission on April 17, 2023. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.

(2)      The amounts represent annual cash bonuses earned by Messrs. Krakaris and Chatterjee and Ms. Breber based on the achievement of Company and individual performance objectives.

Narrative Disclosure to Summary Compensation Table

Offer Letters

We have entered into offer letters with each of our named executive officers. In addition, each of our named executive officers has executed our form of standard employee invention assignment and confidentiality agreement.

Emmanuel Krakaris

In October 2018, we entered into an offer letter with Mr. Krakaris, our Chief Executive Officer and a member of our board. This offer letter provides for an annual base salary of $350,000 initially, with an increase to $400,000 upon the completion of an equity financing with (i) gross proceeds to the Company of at least $15,000,000 (including the amount of any indebtedness converted into equity in connection with such financing) and (ii) in which any investor investing at least $3,000,000 in such financing is not a prior investor in the equity and/or debt of the Company. The Merger constitutes such an equity financing within the meaning of Mr. Krakaris’s offer letter, and Mr. Krakaris’s annual base salary therefore was increased to $400,000 on January 1, 2021. Mr. Krakaris’s annual base salary was subsequently increased to $450,000 as of January 1, 2022. Mr. Krakaris is also eligible to receive an annual bonus with a target of 50% to a maximum of 75% of his base salary, based upon achievement of performance goals established upon the mutual agreement of Mr. Krakaris and the Board. Mr. Krakaris is an at-will employee and does not have a fixed employment term. He is eligible to participate in employee benefit plans, including health insurance that we offer to our employees.

Sandra Breber

In March 2019, we entered into an offer letter with Ms. Breber, our Chief Operating Officer. This offer letter provides for an annual base salary of $275,000. Ms. Breber’s annual base salary was increased to $350,000 as of January 1, 2022. Ms. Breber is also eligible for a performance bonus based upon the achievement of Company and individual goals. Ms. Breber is an at-will employee and does not have a fixed employment term. She is eligible to participate in our employee benefit plans, including health insurance that we offer to our employees.

Saurav Chatterjee

In October 2020, we entered into an offer letter with Mr. Chatterjee, our Chief Technology Officer. This offer letter provides for an annual base salary of $300,000. Mr. Chatterjee’s annual base salary was increased to $345,000 as of January 1, 2022. Mr. Chatterjee is also eligible for a performance bonus based upon the achievement of Company and individual goals. Mr. Chatterjee is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including health insurance that we offer to our employees.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table presents, for each of our named executive officers, information regarding outstanding stock options as of December 31, 2022.

		Option Awards
		Number of Securities Underlying Unexercised Options		Exercise Price ($)	Expiration Date
Name	Grant Date	Exercisable (#)	Unexercisable (#)
Emmanuel Krakaris	12/6/2018(1)	831,637	0	0.86	12/05/2028
	6/4/2020(2)	505,036	0	0.64	6/3/2030
	3/4/2021(3)	463,001	337,819	3.00	3/3/2031
	3/22/2021(4)	0	46,273	3.00	3/21/2031
	3/22/2021(5)	0	363,961	3.00	3/21/2031
	3/10/2022(6)	60,938	264,062	2.48	3/9/2032

Sandra Breber	4/18/19(7)	108,503	7,234	0.86	4/18/2029
	6/4/2020(8)	167,688	11,179	0.64	6/3/2030
	1/19/2021(9)	68,853	73,296	3.00	1/18/2031
	3/10/2022(10)	42,188	182,812	2.48	3/9/2032

Saurav Chatterjee	1/19/2021(11)	7,059	7,673	3.00	1/18/2031
	3/4/2021(12)	153,456	141,179	3.00	3/3/2031
	7/20/2021(13)	19,408	17,855	4.50	7/19/2031
	3/10/2022(14)	28,125	121,875	2.48	3/9/2032

____________

(1)      This stock option will become vested and exercisable with respect to twenty-five percent (25%) of the shares on the one (1) year anniversary of the April 1, 2018 vesting commencement date; and thereafter, this stock option will become vested and exercisable with respect to an additional 1/48th of the shares on each month of continuous service following the first one (1) year anniversary of the vesting commencement date. This award is subject to double trigger vesting acceleration under certain circumstances described below in the section titled “Potential Payments upon Termination or Change in Control.”

(2)      This stock option will become vested and exercisable with respect to 1/48th of the shares on the one (1) month anniversary of the April 1, 2018 vesting commencement date; and thereafter, this stock option will become vested and exercisable with respect to an additional 1/48th of the shares on each month of continuous service following. This award is subject to double trigger vesting acceleration under certain circumstances described below in the section title “Potential Payments upon Termination or Change in Control.”

(3)      483,132 options will vest in equal monthly increments over two years, with the first 1/24 vesting on February 1, 2021. The remaining 317,688 options will fully vest when the closing price of our Common Stock reaches or exceeds $9.00 per share for a minimum of 20 consecutive trading days. Vesting of the options is subject to Mr. Krakaris’ provision of service to us on each vesting date.

(4)      The options will vest as to 100% of the underlying shares on the first day after our Common Stock reaches a per share price of $9.00 for 20 out of 30 trading days after becoming publicly listed on the NYSE or Nasdaq, subject to the Mr. Krakaris’s continued service to us on such vesting date. If the Company has not become publicly listed on the NYSE or Nasdaq on or prior to the date that is five years after the option grant date, then the options shall terminate and no shares shall ever become vested.

(5)      The options will vest as to 100% of the underlying shares on the first day after our Common Stock reaches a per share price of $13.50 for 20 out of 30 trading days after becoming publicly listed on the NYSE or Nasdaq, subject to the Mr. Krakaris’s continued service to us on such vesting date. If the Company has not become publicly listed on the NYSE or Nasdaq on or prior to the date that is five years after the option grant date, then the options shall terminate and no shares shall ever become vested.

(6)      This stock option will become vested and exercisable with respect to 1/48th of the shares on April 10, 2022, and an additional 1/48 of the options will vest monthly thereafter until the options are fully vested, subject to the Mr. Krakaris’s continuous service to us on each vesting date.

(7)      This stock option will become vested and exercisable with respect to twenty-five percent (25%) of the shares on the one (1) year anniversary of the March 25, 2019 vesting commencement date; and thereafter, this stock option will become vested and exercisable with respect to an additional 1/48th of the shares on each month of continuous service following the first one (1) year anniversary of the vesting commencement date.

(8)      This stock option will become vested and exercisable with respect to 1/48th of the shares on the one (1) month anniversary of the March 25, 2019 vesting commencement date; and thereafter, this stock option will become vested and exercisable with respect to an additional 1/48th of the shares on each month of continuous service thereafter subject to the Mr. Breber’s continuous service to us on each vesting date.

(9)      This stock option will become vested and exercisable with respect to 1/48th of the shares on February 1, 2021, and an additional 1/48 of the options will vest monthly thereafter until the options are fully vested, subject to the Ms. Breber’s continuous service to us on each vesting date.

(10)    This stock option will become vested and exercisable with respect to 1/48th of the shares on April 10, 2022, and an additional 1/48 of the options will vest monthly thereafter until the options are fully vested, subject to the Ms. Breber’s continuous service to us on each vesting date.

(11)    This stock option will become vested and exercisable with respect to 1/48th of the shares on February 1, 2021, and an additional 1/48 of the options will vest monthly thereafter until the options are fully vested, subject to the Mr. Chatterjee’s continuous service to us on each vesting date.

(12)    This stock option will become vested and exercisable with respect to twenty-five percent (25%) of the shares on the one (1) year anniversary of the November 16, 2020 vesting commencement date; and thereafter, this stock option will become vested and exercisable with respect to an additional 1/48th of the shares each month thereafter until the options are fully vested, subject to the Mr. Chatterjee’s continuous service to us on each vesting date.

(13)    This stock option will become vested and exercisable with respect to twenty-five percent (25%) of the shares on the one (1) year anniversary of the November 16, 2020 vesting commencement date; and thereafter, this stock option will become vested and exercisable with respect to an additional 1/48th of the shares on each month of continuous service following the first one (1) year anniversary of the vesting commencement date.

(14)    This stock option will become vested and exercisable with respect to 1/48th of the shares on April 10, 2022, and an additional 1/48 of the options will vest monthly thereafter until the options are fully vested, subject to the Mr. Chatterjee’s continuous service to us on each vesting date.

Potential Payments upon Termination or Change in Control

We have entered into offer letters with each of our executive officers, including our named executive officers, which provide for the following benefits upon certain terminations as provided below:

Emmanuel Krakaris

If Mr. Krakaris is terminated by us without cause (as such term is defined in his offer letter) or resigns for good reason (as such term is defined in his offer letter), he will be eligible to receive, in exchange for a customary release of claims, (i) a lump sum severance payment of three months base salary plus (ii) three months of salary continuation.

If Mr. Krakaris’s employment is terminated by us without cause or by the executive for good reason immediately prior to or within twelve months following a change in control (as defined in the 2013 Plan), Mr. Krakaris will additionally receive, in exchange for a customary release of claims, 100% acceleration of any then-unvested equity awards, a two year post-termination exercise period in which to exercise any stock options (but not beyond the term of the options) and the ability to net exercise the stock options (with respect to the exercise price only).

Saurav Chatterjee

If Mr. Chatterjee is terminated for any reason, he is not entitled to any severance or equity acceleration.

Sandra Breber

If Ms. Breber is terminated for any reason, she is not entitled to any severance or equity acceleration.

This summary is qualified in its entirety by reference to the actual text of the offer letters of each of Mr. Krakaris, Ms. Breber and Mr. Chatterjee, which were filed as exhibits to our Amendment No.1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission on May 1, 2023.

DIRECTOR COMPENSATION

The following table and accompanying narrative disclosure presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our non-employee directors for fiscal year 2022.

Director Compensation Table

Name of Director(1)(2)	Fees Earned or Paid in Cash $	Stock Awards $(3)	Option Awards $(4)	Total $
Gerard van Hamel Platerink(5)	—	—	—	—
Jennifer Carter(5)	—	—	—	—
Jason Krikorian(6)	54,167	100,001	0	154,168
Joseph W. Marks, Ph.D.	40,000	100,001	0	140,001
Margie L. Traylor(7)	76,586	100,001	10,969	187,556
Laurie McGraw(8)	55,706	100,001	22,678	178,385
William J. Febbo(9)	54,167	100,001	70,557	224,725

____________

(1)      All compensation paid to Mr. Krakaris, an employee director, are set forth above in the section titled “Executive Compensation — Summary Compensation Table.”

(2)      Mr. Shakil is a director who is also an executive officer, other than a named executive officer, and did not receive any additional compensation for services provided as a director.

(3)      Amounts represent the aggregate grant date fair value of the restricted stock units awarded to the directors during fiscal 2022 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock units reported in the Stock Awards column are set forth in Note 9 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission on April 17, 2023. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by our directors from the restricted stock units. On June 16, 2022, each of our non-employee directors was granted 52,632 restricted stock units at $1.90 per share, the closing market price of the common shares of the Company that day.

(4)      Amounts represent the aggregate grant date fair value of the stock options awarded to the directors during fiscal 2022 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission on April 17, 2023. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our directors from the stock options.

(5)      Mr. van Hamel Platerink and Mr. Carter were director designees of affiliates of the Company and did not receive any compensation for services provided as a director.

(6)      Mr. Krikorian is a member of the Audit Committee and the chair of the Compensation Committee.

(7)      Ms. Traylor was appointed to our board and to the chair of the Audit Committee in May 2021 and to the Nominating and Corporate Governance Committee in October 2022.

(8)      Ms. McGraw was appointed to our board in March 2022, to the Audit Committee in June 2022, and to the Nominating and Corporate Governance Committee in October 2022.

(9)      Mr. Febbo was appointed to our board and to the Compensation Committee in March 2022 and to the chair of the Nominating and Corporate Governance Committee in October 2022.

Narrative Disclosure to Director Compensation Table

For the year ended December 31, 2022, our Board determined that independent non-employee directors of the Board shall be entitled to cash compensation in the amount of $40,000 per year and equity compensation consisting of a grant of restricted stock units awards with an aggregate value equal to $100,000 based on the closing price of the Company’s common stock on June 16, 2022 (the “Grant Date”), with such awards vesting on the one-year anniversary of the Grant Date, so long as such independent non-employee director remains a director on such date or on the earlier occurrence of an event constituting Corporate Transaction (as defined by the Company’s 2020 Equity Incentive Plan). The chair of the Audit Committee and the Compensation Committee are entitled to receive additional cash retainer of $20,000 per year. Members of the Audit Committee and the Compensation Committee are entitled to receive additional cash retainer of $20,000 per year.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Transactions with Related Persons

Our written related party transactions policy and the charters of our audit committee and nominating and governance committee require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee. However, if the related party is, or is associated with, a member of the audit committee, the transaction must be reviewed and approved by our nominating and governance committee. The audit committee (or, if applicable, the nominating and governance committee), in approving or rejecting the proposed transaction with a related person, may consider the relevant and available facts and circumstances, including such facts as the terms of the transaction, and the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated. The audit committee (or, if applicable, the nominating and governance committee) may impose such conditions as it deems appropriate on us or the related person in connection with the approval of the proposed transaction.

All of the transactions described below under “Certain Related Person Transactions” were approved by the Audit Committee in accordance with our related person transaction policy.

Certain Related-Person Transactions

Described below are all transactions occurring since January 1, 2021 to which we were a party and in which (i) the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of our total assets at year end for the fiscal years ended December 31, 2021 and 2022, and (ii) any of our directors, executive officers, or holders of more than 5% of our capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Lease Agreement

Augmedix leases part of its Dhaka, Bangladesh facility from S.S. Properties, an entity which is owned by Kazi Shakil, the father of Ian Shakil, the Company’s Chief Strategy Officer and a member of the Board (“S.S. Properties”). On June 1, 2015, Augmedix entered into a lease agreement with S.S. Properties that expires on May 31, 2025 (the “First S.S. Lease”). On August 1, 2017, Augmedix entered into a second lease agreement with S.S. Properties, that expires on December 31, 2027 (the “Second S.S. Lease”). On August 1, 2017, Augmedix entered into a third lease agreement with S.S. Properties, that expires on November 30, 2027 (the “Third S.S. Lease”). On August 1, 2017, Augmedix entered into a fourth lease agreement with S.S. Properties, that expires on July 30, 2027 (the “Fourth S.S. Lease”). On July 1, 2018, Augmedix entered into a fifth lease agreement with S.S. Properties, that expires on June 30, 2028 (the “Fifth S.S. Lease”). On January 1, 2019, Augmedix entered into a sixth lease agreement with S.S. Properties, that expires on December 31, 2028 (the “Sixth S.S. Lease” and collectively with the First S.S. Lease, Second S.S. Lease, Third S.S. Lease, Fourth S.S. Lease and Fifth S.S. Lease, the “S.S. Leases”). Rent expense under the S.S. Leases approximated $290,059 and $305,425 for the fiscal years ended December 31, 2021 and 2022, respectively.

Underwritten Public Offering

On October 28, 2021, we sold an aggregate of 10,000,000 shares of common stock issued in an underwritten public offering (the “Underwritten Offering”) for aggregate gross consideration of 40,000,000 (before deducting the underwriting discount and other offering expenses payable by us including the structuring fee).

The following table summarizes the Company’s Common Stock purchased by our directors, executive officers, and affiliates of members of the Board and holders of 5% of our outstanding Common Stock sold in the Underwritten Offering:

Name of Stockholder	Shares of Common Stock purchased in Underwritten Public Offering	Total Purchase Price ($)
Emmanuel Krakaris(1)	37,500	$150,000
Sandra Breber(2)	12,500	$50,000
Paul Ginocchio(3)	34,000	$136,000
Entities affiliated with Redmile Group, LLC(4)	1,625,000	$6,500,000
McKesson Ventures LLC(5)	87,500	$350,000
Entities affiliated with DCM(6)	437,500	$1,750,000

____________

(1)      Mr. Krakaris is our President, Chief Executive Officer, Secretary and Director.

(2)      Ms. Breber is our Chief Operating Officer.

(3)      Mr. Ginocchio is our Chief Financial Officer.

(4)      Consists of shares purchased by certain private investment vehicles managed by Redmile, including RedCo I, L.P. and Redmile Private Investments II, L.P., which hold more than 5% of the Company’s outstanding capital stock. Gerard van Hamel Platerink, a former member of the Board, was a designee of Redmile and was a Managing Director of Redmile until January 2022.

(5)      Consists of shares purchased by McKesson Ventures LLC, which at the time held more than 5% of the Company’s outstanding capital stock. Jennifer Carter, a former member of the Board, is Partner and Vice President of Operations and designee of McKesson Ventures LLC.

(6)      Consists of shares purchased by DCM VI, L.P., which holds more than 5% of the Company’s outstanding capital stock. Jason Krikorian, a member of the Board, was a general partner and designee of DCM at the time of this transaction.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws will require us to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our restated bylaws will also require us to advance expenses incurred by our directors and officers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Emmanuel Krakaris
President, Chief Executive Officer, Secretary and Director

June 26, 2023

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2022 and Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022 are available without charge upon written request to: Augmedix, Inc., 111 Sutter Street, Suite 1300, San Francisco, California 94104, Attention: Corporate Secretary.

SCAN TO VIEW MATERIALS & VOTE AUGMEDIX, INC. 111 SUTTER STREET, SUITE 1300 SAN FRANCISCO, CA 94104 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V19570-P96629 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except AUGMEDIX, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: To be elected for terms expiring in 2026: 01) Jason Krikorian 02) Margie L. Traylor 03) Robert Faulkner Abstain For Against The Board of Directors recommends you vote FOR the following proposals: 2. Authorization, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of shares of our common stock, including shares issuable upon the exercise of warrants, pursuant to the Company’s Equity Line of Credit. ! ! ! 3. Authorization, for purposes of complying with Nasdaq Listing Rule 5635(d), of the adjustment to the exercise price of the warrant issued to Silicon Valley Bank. 4. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V19571-P96629 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUGMEDIX, INC. The undersigned hereby appoints Emmanuel Krakaris and Paul Ginocchio, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of AUGMEDIX, INC. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held July 13, 2023 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3 and 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be marked, dated and signed, on the other side)